EXHIBIT 10.1

FORM OF RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”), is made as of              (the “Grant Date”), by and between Hansen Natural Corporation, a Delaware corporation (the “Company”), and              (“Participant”).

Preliminary Recitals

A.        Participant is an employee of the Company or its Subsidiaries.

B.         Pursuant to the Hansen Natural Corporation 2011 Omnibus Incentive Plan (the “Plan”), the Company desires to grant Participant Shares of Restricted Stock subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth below.

C.        Capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Company and Participant agree as follows:

1.         Grant of Restricted Stock.  The Company hereby grants to the Participant, subject to the terms and conditions set forth herein and in the Plan,              Shares of Restricted Stock.  The Restricted Period (as such term is described in Section 2 below) for the Shares of Restricted Stock shall lapse and the Restricted Stock shall become nonforfeitable in accordance with Section 2 hereof.

2.         Restricted Period.  Subject to the Participant’s continued employment with the Company or its Subsidiaries, the Restricted Period with respect to the Shares of Restricted Stock shall lapse with respect to the number of Shares of Restricted Stock listed in column A from and after the Lapse Date listed in column B,

Column “A”	Column “B”

Number of Shares of Restricted Stock	Lapse Date

3.         Termination of Employment.  In the event that the Participant’s employment terminates for any reason, the Shares of Restricted Stock, to the extent that the applicable Restricted Period has not lapsed, shall be forfeited without the payment of consideration.

4.         Nontransferability.  Except as permitted by the Plan, prior to the lapse of the Restricted Period, the Shares of Restricted Stock shall not be transferable other than by will or by the laws of descent and distribution.

5.         Adjustments.  Subject to Section 12.2 of the Plan, in the event of any change in the outstanding Shares after the Grant Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number and/or kinds of shares or other securities subject to this Agreement, if any.  Any adjustment under this clause 6 shall be made by the Committee, whose determination as to what adjustments shall be made, if any, and the extent thereof, will be final, binding and conclusive.  No fractional Shares of Restricted Stock will be issued under this Agreement resulting from any such adjustment.

6.         Rights as a Stockholder.  The Participant shall have the right to vote the Shares of Restricted Stock for which the Restricted Period has not lapsed.  All distributions or other payments, if any, received by the Participant with respect to the Shares of Restricted Stock, including, without limitation, as a result of any merger, sale, dividend, stock split, stock distribution, a combination of shares, or other similar transactions shall be subject to the restrictions set forth in this Agreement.

7.         No Right to Continue Employment.  This Agreement shall not confer upon Participant any right with respect to continuance of employment with the Company or its Subsidiaries nor shall it interfere in any way with the right of the Company or its Subsidiaries to terminate the Participant’s employment at any time.

8.         Compliance With Law and Regulation.  This Agreement and the obligation of the Company hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

9.         Notices.  Any notice hereunder to the Company shall be addressed to it at its office at 550 Monica Circle, Suite 201, Corona, California 92880, Attention: Rodney C. Sacks with a copy to Laurence M. Moss, Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, and any notice hereunder to Participant shall be addressed to him at             , subject to the right of either party to designate at any time hereafter in writing some other address.

10.       Amendment.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties.

11.       Tax Withholding Requirements.  The Company shall have the right to require Participant to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements related to any payment or benefit under this Agreement and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

12.       Governing Law.  This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

13.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Hansen Natural Corporation has caused this Agreement to be executed by a duly authorized officer and Participant has executed this Agreement both as of the day and year first above written.

HANSEN NATURAL CORPORATION

By:
Hilton H. Schlosberg